Exhibit 99.1

                          N O R T H B A Y B A N C O R P

                                  PRESS RELEASE

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      NORTH BAY BANCORP
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For Immediate Release

Contact:
Terry L. Robinson
President & CEO
North Bay Bancorp
trobinson@northbaybancorp.com
707-259-2346

                                  NEWS RELEASE

             NORTH BAY BANCORP ANNOUNCES YEAR 2002 FINANCIAL RESULTS
                    ASSETS GROW 27%, NET INCOME INCREASES 23%

Napa, CA - February 18, 2003 - North Bay Bancorp (Nasdaq: NBAN), holding company for The Vintage Bank and Solano Bank, today announced financial results for the quarter and year ended December 31, 2002.

Net income for the quarter ended December 31, 2002 was $1,126,000, or $.49 per share (diluted), as compared with net income of $928,000, or $.45 per share (diluted), for the fourth quarter of 2001. Net income was $3,708,000, or $1.64 per share (diluted), for the year ended December 31, 2002 as compared with net income of $3,022,000, or $1.39 per share (diluted), for year 2001. These results represent a 21% increase in net income for the fourth quarter of 2002 compared with the corresponding quarter of 2001 and a 23% increase for the year 2002 compared with 2001. Total assets were $416,458,000 as of December 31, 2002, equating to growth of 27% for the year.

"North Bay Bancorp has effectively executed its business plan throughout 2002," stated Terry Robinson, President & CEO. "We opened two new offices in January of 2002, closed a $10 million trust preferred offering in June and completed our Nasdaq National Market listing in September. We achieved our growth goals and finished the year within 3% of meeting our net income targets. In the course of the year, we absorbed some significant non-recurring legal and professional fees related to our Nasdaq listing, the trust preferred offering, revised benefit plans and new regulatory requirements for public companies. We completed the year with only a nominal decline in our net interest margin and our asset quality remains excellent, with no non-accrual or non-performing loans as of December 31, 2002."

FINANCIAL HIGHLIGHTS

Earnings

Net interest income for year 2002 increased $3,068,000, or 21%, compared with 2001. The net interest margin decreased nominally during the year, from 5.36% in 2001 to 5.31% in 2002. A major factor in the declining margin was deposit growth at The Vintage Bank outpacing loan growth, ending 2002 with a loan-to-deposit ratio of 60%.

Noninterest income for year 2002 increased $347,000, or 15%, compared with 2001. Most noninterest income derives from service charges on deposit accounts. Service charge income increased proportionately less than growth in deposits because the average balance of deposit accounts increased during the year, resulting in fewer accounts generating service charges.
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Gains on securities transactions were $399,000 in 2002 compared with $325,000 in
2001. These gains resulted from our established practice of selling selected securities prior to maturity and reinvesting funds longer-term in order to maintain yields; in a falling-rate environment this practice normally results in recognized securities gains.

Noninterest expense for year 2002 increased $2,362,000, or 20%, compared with 2001. The largest component of the increase was in Salaries and Benefits, which rose 24%, primarily due to increases in full-time equivalent (FTE) employees. The FTE increases related to increasing sales activity, staffing new offices and positioning for future growth. Other components of noninterest expense that increased materially were insurance costs and legal and professional fees associated with our Nasdaq listing, our trust preferred offering, revised benefits plans, new corporate governance legislation and changes in regulatory requirements.

Balance Sheet

Total assets grew $89.7 million to $416.5 million as of December 31, 2002, a 27% increase from 2001. Deposits grew $75.4 million, or 26%, while loans grew $50.8 million, or 28%.

Liquidity levels significantly exceeded policy requirements throughout the year. As of December 31, 2002 liquid assets represented 38% of total assets.

Asset quality remains excellent. As of December 31, 2002, the allowance for loan losses was $3.3 million, or 1.38% of loans outstanding. During 2002, $576,000 was charged to expense for the provision for loan losses compared with $447,000 in 2001. There were no nonperforming or nonaccrual loans as of December 31, 2002. Net charge-offs for the year totaled $3,000.

OUTLOOK

Regarding the outlook for 2003, Robinson stated, "We have consistently predicted that 2003 would be the year we would witness the initial financial payoff from the aggressive growth strategy commenced in 1999 with the organization of Solano Bank. We are now positioned to grow substantially with our existing infrastructure while requiring only nominal increases in numbers of FTE employees. We project another year of substantial asset growth for 2003 with our increase in net income exceeding asset growth on a percentage basis."

ABOUT NORTH BAY BANCORP

North Bay Bancorp is the parent company of two community banks in the North Bay Region of Northern California--The Vintage Bank based in Napa County and Solano Bank based in Solano County. Both subsidiaries are full service commercial banks offering a wide selection of deposit, loan and investment services to local consumers and small business customers. Each bank has a separate board of directors composed of local business and community leaders.

The Vintage Bank, which opened for business in 1985, currently operates four banking offices in Napa County, Northern California's number one tourist destination and the nation's premier wine producing region. The bank's main office and two branch offices are located in the City of Napa with another branch office in St. Helena. The bank will open its fifth office later this quarter in the Gateway Industrial Park in Southern Napa County.

Solano Bank, which opened in July, 2000, operates four offices along the I-80 corridor of Solano County. The bank's main office is located in Vacaville, with branch offices in Fairfield, Vallejo and Benicia. This
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region,  projected to be the fastest growing county in Northern  California over the next 20 years, is attracting growth with a quality lifestyle, affordable housing and business-friendly cities.

North Bay Bancorp has approximately 1,100 shareholders of record. Effective September 3, 2002, the stock began trading on the Nasdaq National Exchange under the symbol NBAN.

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This news  release  contains  forward-looking  statements  with  respect  to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and Solano Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause
actual  results  to  differ   materially   from  those   contemplated   by  such
forward-looking  statements include, among others, the following  possibilities:
(1)  competitive   pressure  among  financial   services   companies   increases
significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; and (5) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.
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                                North Bay Bancorp
                                Income Statements
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                                   (Unaudited)
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
                                              Three Months Ended        Twelve Months Ended
                                                  December 31,              December 31,
                                              2002          2001         2002          2001
                                              ----          ----         ----          ----
INTEREST INCOME:
   Loans (including fees)                $ 4,415,000   $ 3,945,000   $16,602,000   $15,319,000
   Federal funds sold                        127,000       109,000       418,000     1,012,000
   Investment securities taxable             934,000     1,009,000     3,495,000     3,401,000
   Investment securities tax exempt          162,000        79,000       664,000       575,000
                                         -----------   -----------   -----------   -----------
          Total Interest income            5,638,000     5,142,000    21,179,000    20,307,000

INTEREST EXPENSE:
   Deposits                                  841,000     1,066,000     3,352,000     5,716,000
   Short term borrowings                           0         1,000             0         3,000
   Long term borrowings                      147,000        27,000       339,000       168,000
                                         -----------   -----------   -----------   -----------
          Total Interest Expense             988,000     1,094,000     3,691,000     5,887,000

          Net interest income              4,650,000     4,048,000    17,488,000    14,420,000

PROVISION FOR LOAN LOSSES                    144,000       114,000       576,000       447,000

          Net interest income after
             provision for loan losses     4,506,000     3,934,000    16,912,000    13,973,000

NONINTEREST INCOME:                          703,000       707,000     2,712,000     2,365,000

Gains on securities transactions, net        333,000       325,000       399,000       325,000

NONINTEREST EXPENSE:
   Salaries and employee benefits          2,035,000     1,728,000     7,893,000     6,349,000
   Occupancy                                 236,000       205,000       916,000       854,000
   Equipment                                 222,000       470,000     1,614,000     1,451,000
   Other                                   1,304,000     1,060,000     3,893,000     3,300,000
                                         -----------   -----------   -----------   -----------
          Total nonInterest expense        3,797,000     3,463,000    14,316,000    11,954,000

           Income before provision for
             income taxes                  1,745,000     1,503,000     5,707,000     4,709,000

PROVISION FOR INCOME TAXES                   619,000       575,000     1,999,000     1,687,000

NET INCOME                               $ 1,126,000   $   928,000   $ 3,708,000   $ 3,022,000
                                         ===========   ===========   ===========   ===========

BASIC EARNINGS PER SHARE:                $      0.50   $      0.45   $      1.68   $      1.40
                                         ===========   ===========   ===========   ===========
DILUTED EARNINGS PER SHARE:              $      0.49   $      0.45   $      1.64   $      1.39
                                         ===========   ===========   ===========   ===========

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                                North Bay Bancorp
                           Consolidated Balance Sheets
                                   (Unaudited)

                                                                            December 31,      December 31,
ASSETS                                                                         2002               2001
                                                                               ----               ----
CASH AND DUE FROM BANKS                                                   $ 23,786,000       $ 19,311,000
FEDERAL FUNDS SOLD                                                          28,525,000         18,000,000
TIME DEPOSITS WITH OTHER FINANCIAL INSTITUTIONS                                100,000            100,000
                                                                          ------------       ------------
    Total cash and cash equivalents                                         52,411,000         37,411,000

INVESTMENT SECURITIES:
     Held-to-maturity                                                        1,272,000          1,314,000
     Available-for-sale                                                    104,473,000         83,565,000
     Equity securities                                                       1,349,000          1,241,000
                                                                          ------------       ------------
TOTAL INVESTMENT SECURITIES                                                107,094,000         86,120,000

LOANS, net of allowance for loan losses of $3,290,000 in December, 2002
     and $2,717,000 in December, 2001                                      234,337,000        183,548,000
BANK PREMISES AND EQUIPMENT, net                                            10,800,000          9,329,000
ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS                                11,816,000         10,398,000
                                                                          ------------       ------------
          Total assets                                                    $416,458,000       $326,806,000
                                                                          ============       ============

LIABILITIES AND SHAREHOLDERS' EQUITY

DEPOSITS:
       Non-interest bearing                                               $104,142,000       $ 77,117,000
       Interest bearing                                                    263,661,000        215,324,000
                                                                          ------------       ------------
         Total deposits                                                    367,803,000        292,441,000

LONG-TERM DEBT                                                                       0          1,846,000

SHORT TERM BORROWINGS                                                                0                  0
          Total borrowings                                                           0          1,846,000

ACCRUED INTEREST PAYABLE AND OTHER LIABILITIES                               3,312,000          2,539,000
                                                                          ------------       ------------
         Total liabilities                                                 371,115,000        296,826,000

Floating rate subordinated
    debenture (trust preferred securities)                                  10,000,000                  0

SHAREHOLDERS' EQUITY:
Preferred stock no par value - Authorized, 500,000 shares;
        Issued and outstanding - None
Common stock - no par value - Authorized 10,000,000 shares;
        Issued and outstanding - 2,130,288 shares in December 2002,
        and 1,960,902 in December, 2001                                     25,387,000         21,973,000
Retained earnings                                                            8,612,000          7,454,000
Accumulated other comprehensive income                                       1,344,000            553,000
                                                                          ------------       ------------
       Total shareholders' equity                                           35,343,000         29,980,000

          Total liabilities and shareholders' equity                      $416,458,000       $326,806,000
                                                                          ============       ============
